September 2016 Pricing Sheet dated September 30, 2016 relating to Preliminary Terms No. 1,069 dated September 15, 2016 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
PLUS Based on the Value of the S&P MidCap 400® Index due January 3, 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – SEPTEMBER 30, 2016
Issuer:	Morgan Stanley
Maturity date:	January 3, 2018
Underlying index:	S&P MidCap 400® Index
Aggregate principal amount:	$1,326,600
Payment at maturity per PLUS:
If the final index value is greater than the initial index value:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity
If the final index value is less than or equal to the initial index value:
$10 × index performance factor
Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,552.26, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	December 28, 2017, subject to postponement for non-index business days and certain market disruption events
Leverage factor:	300%
Index performance factor:	Final index value divided by the initial index value
Maximum payment at maturity	$11.375 per PLUS (113.75% of the stated principal amount)
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	September 30, 2016
Original issue date:	October 5, 2016 (3 business days after the pricing date)
CUSIP:	61766A491
ISIN:	US61766A4913
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.717 per PLUS. See “Investment Summary” in the accompanying preliminary terms
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per PLUS	$10	$0.175(1)
		$0.05(2)	$9.775
Total	$1,326,600	$29,848.50	$1,296,751.50
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.175 for each PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.
The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Terms No. 1,069 dated September 15, 2016
Product Supplement for PLUS dated February 29, 2016     Index Supplement dated February 29, 2016
Prospectus dated February 16, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuerand this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.